SHAREHOLDER SERVICING AGREEMENT

                             LEBENTHAL FUNDS, INC.
                                  (the "Fund")

                     LEBENTHAL TAXABLE MUNICIPAL BOND FUND
                               (the "Portfolio")

                               New York, New York


                                                               November 30, 2001

Lebenthal & Co., Inc.
120 Broadway
New York, New York  10271

Gentlemen:

               We herewith confirm our agreement with you as follows:

               1. We hereby employ you, pursuant to the Distribution and Service Plan adopted by us in accordance with Rule 12b-1 (the "Plan") under the Investment Company Act of 1940, as amended (the "Act"), to provide the services listed below:

               (a) You will perform, or arrange for others including organizations whose customers or clients are shareholders of our corporation (the "Participating Organizations") to perform, all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent ("Shareholder Services"). You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Participating Organizations with whom you have entered into written agreements, for performing Shareholder Services.

               (b) In consideration of your performance of the Shareholder Services, we will pay you a service fee, as defined by Section 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc., at the annual rate of one quarter of one percent (0.25%) of the Portfolio's average daily net assets (the "Shareholder Servicing Fee"). Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

               (c) You will in your sole discretion determine the amount of any payments made by you pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which we are required to pay to you under either this Agreement or any distribution agreement between you and us or any management agreement, or otherwise.

               2. You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by you and Participating Organizations in rendering such services, and the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Portfolio and of preparing and printing


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subscription application forms for shareholder accounts. Our obligation to be responsible for the expenses enumerated in this paragraph 2 is limited to an amount equal to .05% per annum of the Portfolio's average daily net assets.

               3. Payments to Participating Organizations to compensate them for distributing our shares and/or providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Directors to be entered into between you and the Participating Organizations.

               4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

               5. This Agreement will become effective on the date hereof and will remain in effect until July 31, 2002 and thereafter for successive twelve-month periods (computed from each August 1), provided that such continuation is specifically approved at least annually by vote of our Board of Directors and of a majority of those of our directors who are not interested persons (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our entire Board of Directors, and by a vote of a majority of our Directors who are not interested persons (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by vote of a majority of our outstanding voting securities, as defined in the Act, on sixty days' written notice to you, or by you on sixty days' written notice to us.

               6. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

               7. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.


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


               If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                           Very truly yours,

                                           LEBENTHAL FUNDS, INC.
                                           Lebenthal Taxable Municipal Bond Fund


                                           By: /s/ Alexandra Lebenthal
                                               ---------------------------------
                                                  Name:  Alexandra Lebenthal
                                                  Title: President



ACCEPTED:  November 29, 2001

LEBENTHAL & CO., INC.


By: /s/ Alexandra Lebenthal
    ---------------------------------
       Name:  Alexandra Lebenthal
       Title: President


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